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                                                                  EXHIBIT 10 (N)




February 28, 1996



Mr. John D. Barr
5226 Brookview Drive
Dallas, TX  75220

Re:  Supplemental Pension

Dear John:

In June of last year, you accepted your current position as Quaker State's President and Chief Operating Officer in accordance with the terms set forth in my June 5, 1995 letter to you (the "Offer Letter"). Pursuant to Item 11 of the Offer Letter, you are eligible to receive a supplemental pension which, when combined with any pension to which you may be entitled under the Quaker State Corporation Pension Plan (the "Pension Plan"), will result in annual pension benefits determined in accordance with the following table (the "Benefit Table"):

             Age at Retirement                        Monthly Benefit
             -----------------                        ---------------
                 Under 50                                 ------
                  50 - 54                     $12,500.00 ($150,000 annualized)
                    55                        $16,666.67 ($200,000 annualized)
               56 and above                   3-1/3% of covered compensation
                                                     (40% annualized)

The Offer Letter provides that the supplemental pension benefit is conditioned upon your agreement to protect the confidentiality of Quaker State information and not to work for any competing organization for three years after retirement. If you die prior to retirement, the Offer Letter provides that "your wife will receive the benefit to which she is entitled by law." The Offer Letter also provides that if you die after retirement, your wife "will receive the benefit which you will have elected, with her consent, upon your retirement."

The Offer Letter did not specifically address many of the terms of the supplemental pension. The purpose of this letter is to provide the details of the supplemental pension, in order to avoid any future uncertainty or misunderstanding. The specific terms of the supplemental pension are as follows:

1. Commencement of Supplemental Pension Payments. To receive the supplemental pension, your retirement must be at the request of Quaker State for reasons other than cause, or by mutual agreement between you and Quaker State. Quaker State will not unreasonably withhold its agreement with respect to your request to retire, but in no event shall Quaker State agree to your retirement if circumstances exist which reasonably justify termination of your employment for cause. The supplemental pension will begin as of the first day of the month following the date of your retirement from Quaker State, even if you are not then eligible to begin receiving benefits under the Pension Plan (payment of benefits under the Pension Plan presently cannot begin prior to age
55). However, no supplemental pension will be payable during any period when payments under the Pension Plan could begin after retirement but are deferred by you.

2. Amount of Supplemental Pension Benefit - In General. The figures shown in the Benefit Table are gross amounts (before tax withholding) payable in the form of a single life annuity. The monthly amount
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determined under the Benefit Table with respect to a particular retirement age will be referred to in this letter as the "Combined Benefit". A single life annuity provides payments to you during your life, with no payments to anyone following your death. However, as discussed below, your normal form of annuity will be a qualified joint and survivor annuity ("QJSA") with your wife when your payments begin. Under the QJSA, monthly payments will be made to you during your lifetime and, after your death, to her in an amount equal to 50% of the monthly amount payable during your lifetime. If you receive a QJSA, or an optional form of benefit which provides for payments to a survivor following your death, the total gross amount which you actually receive from the supplemental pension and the Pension Plan each month during your lifetime will be less than the Combined Benefit, because of a necessary reduction to reflect the actuarial value of the survivorship benefit.

The monthly amount of the supplemental pension will be determined in the following manner:

a. The monthly amount payable to you under the Pension Plan will be calculated as follows: (i) if you retire when you are not vested under the Pension Plan, this amount will be zero; (ii) if you retire when you are vested under the Pension Plan but prior to the earliest retirement age under the Pension Plan (presently the later of age 55 or the completion of 5 years of participation), this amount prior to the earliest retirement age will be zero, and on and after the earliest retirement age will be equal to the monthly benefit amount which you would receive in the form of a single life annuity commencing as of the first day of the month coinciding with or immediately following your earliest retirement age or the date of actual commencement if later; or (iii) if you retire on or after the earliest retirement age under the Pension Plan, this amount will be equal to the monthly benefit which you would receive in the form of a single life annuity commencing as of the first day of the month coinciding with or immediately following your retirement or the date of actual commencement if later.

b. The monthly amount determined under (a) above will be subtracted from the Combined Benefit based upon your age at retirement.

c. The monthly amount determined under (b) above will be actuarially adjusted if the form of payment of the supplemental pension is other than a single life annuity. The actuarial reduction will be based upon the actuarial factors set forth in the Pension Plan.

3. Special Provisions - Retirement Age of 56 or Above. If you retire on or after age 56, the Offer Letter provides that your annualized Combined Benefit will equal 40% of your "covered compensation". For this purpose, your covered compensation will be the greater of (i) your base salary as of the April 30th which precedes your retirement, or (ii) the amount determined under such other definition of "Compensation" as exists under the Pension Plan as of your date of retirement, but without regard to any limitations on the maximum amount of such compensation that may be taken into account under the Pension Plan. In no event, however, will your Combined Benefit upon retirement at or after age 56 be less than it would have been if you had retired at age 55 (i.e., it will be at least $16,666.67 per month if paid in the form of a single life annuity), nor will it be less than the monthly amount which would have been paid to you if you had retired at any age after age 55 but prior to your actual retirement age (i.e., in the unforeseen event that your base salary would decline at any time after age 55, such a decline would not result in a reduction of your Combined Benefit as determined immediately prior to the base salary reduction).

4. Form of Supplemental Pension Payments. In general, your supplemental pension will be paid in the same form in which benefits are paid under the Pension Plan, and your designated beneficiary, if any, under the Pension Plan will be the designated beneficiary for supplemental pension purposes. No supplemental pension benefits will be payable in the form of a single sum, even if that form is available under the Pension Plan. However, if you retire prior to the earliest retirement age under the Pension Plan,
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you will be given the opportunity to elect from the forms of payment available under the Pension Plan, other than a lump sum, the form in which your supplemental pension will be paid until you begin receiving benefits under the Pension Plan. When the Pension Plan payments begin, your supplemental pension will automatically begin to be paid in the same form as your benefit under the Pension Plan (unless, as stated above, your benefit under the Pension Plan is paid in the form of a lump sum) after adjustment to reflect the form of payment using the actuarial factors set forth in the Pension Plan. Likewise, if a lump sum payment option is added to the Pension Plan, and if you elect such option with respect to your benefits under the Pension Plan, you will have the opportunity to make an election regarding the form of payment of your supplemental pension (unless such an election is already in place because of the commencement of supplemental pension payments prior to the commencement of payments under the Pension Plan).

If you are eligible under the preceding paragraph to make a separate election with respect to your supplemental pension, your normal form of pension will be a QJSA with your spouse, or if none, a single life annuity. You may elect to waive the QJSA (with your wife's written and notarized consent) or the single life annuity and instead elect any of the optional distribution forms then available under the Pension Plan other than a single sum payment.

5. Termination of Supplemental Pension Payments. Your supplemental pension payments will terminate on the earlier of (i) your death or (ii) a date within three years of your retirement from Quaker State on which you fail to protect the confidentiality of Quaker State information or commence employment with a competing organization; provided, however, that supplemental pension payments will continue after your death if the form of payment which you have elected so provides. If payments continue until your death, the availability and amount of payments to a beneficiary following your death will be determined in accordance with the form of annuity you are receiving at your death. If your payments cease because you fail to protect the confidentiality of information or because you are employed by a competing organization, no supplemental pension payments will be made to anyone following your death.

6. Post-Retirement Death Benefit. If you die after you retire, the supplemental pension payable following your death will depend upon the form of payment of your supplemental pension. For example, if a single life annuity has been paid to you, no further payments will be made following your death. Any payments following your death will begin in the month following the month of your death, and the final payment will be for the month in which the death beneficiary dies.

7. Preretirement Surviving Spouse Benefit. If you die after age 50 and before you retire but while employed by Quaker State, your surviving wife, if any, will receive a lifetime monthly preretirement survivor benefit. Payment will begin in the month following the month of your death, and the final payment will be made for the month of your wife's death. If your wife predeceases you, or if you are not married when you die, no preretirement death benefit will be payable with respect to the supplemental pension.

The amount of the preretirement surviving spouse benefit payable each month with respect to the supplemental pension will be calculated as follows:

a. The Combined Benefit to which you would have been entitled if you had retired on your date of death will be determined.

b. The monthly single life annuity amount determined in (a) above will be actuarially converted to a QJSA amount using the actuarial factors set forth in the Pension Plan.

c. The monthly amount determined under (b) above will be reduced by 50% to reflect the surviving spouse's share of the benefit.





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d.       The monthly amount determined in (c) above will be further reduced by the monthly amount of the Preretirement Surviving Spouse Benefit ("PSSB") payable under the Pension Plan. If payment of the supplemental pension preretirement surviving spouse benefit begins before the earliest permitted payment date of the PSSB (this date is presently the first day of the month after the deceased participant's 55th birthday), the reduction will begin when the PSSB payments begin under the Pension Plan.

8. Interpretation of this Letter. Any interpretation required to implement the terms of the supplemental pension as set forth in this letter will be made at the sole discretion of the Organization and Compensation Committee of the Quaker State Board of Directors or the Committee's successor, on recommendation of Quaker State's Counsel and senior Human Resources officer or their successors.

                                   *   *   *

If the proposed terms of the supplemental pension, as set forth in this letter, are acceptable to you, please sign and date the enclosed copy in the spaces below and return the copy to me.


Sincerely,


/s/ Herbert M. Baum
Herbert M. Baum
Chairman and Chief Executive Officer


Accepted and agreed to:

February 28, 1996


/s/ John D. Barr
John D. Barr